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                                                                     Exhibit 5.1

                     [Letterhead of Hogan & Hartson L.L.P.]




                                December 23, 1999


Board of Directors
Charles E. Smith Residential Realty, Inc.
2345 Crystal Drive
Crystal City, Arlington, Virginia  22202


Ladies and Gentlemen:

         We are acting as counsel to Charles E. Smith Residential Realty, Inc., a Maryland corporation (the "Company"), in connection with its registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission relating to the offer and sale of up to 694,586 shares of the Company's common stock, par value $.01 per share (the "Shares"), by certain shareholders of the Company (the "Selling Stockholders") and to be offered for sale by the Selling Stockholders if and to the extent that they elect to sell their Shares. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of
Item 601(b)(5) of Regulation S-K, 17 C.F.R. Section 229.601(b)(5), in connection with the Registration Statement.

         For purposes of this opinion letter, we have examined copies of the following documents:

         1.       An executed copy of the Registration Statement.

         2. Agreement and Plan of Merger, dated as of July 30, 1999, as amended, by and among the Company, Forte Towers, Inc., Forte Apartments, Inc., Forte Towers East, Inc., Forte Towers South, Inc., and John M. Forte, a resident of Miami Beach, Florida (the "ORIGINAL PARTIES"), as amended by that certain Amendment No. 1 to Merger Agreement, dated as of August 31, 1999, by and among the Original Parties, that certain Amendment No. 2 to Merger Agreement, dated as of October 1, 1999, by and among the Original Parties and that certain Amendment No. 3 to Merger Agreement, dated as of November 2, 1999, by and among the Original Parties, Towers Merger Sub, Inc., Forte Towers (Del.), Inc., Forte Apartments (Del.), Inc., Forte Towers


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Board of Directors
December 23, 1999
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                  East (Del.), Inc., Forte Towers South (Del.), Inc., South
                  Beach Apartments L.L.C. (currently known as South Beach Towers L.L.C.), Forte Apartments L.L.C., Forte Towers East L.L.C., and Forte Towers South L.L.C., (as so amended, the "Merger Agreement").

         3. An executed copy of the Registration Rights Agreement dated as of November 5, 1999 between the Company and John M. Forte.

         4. The Amended and Restated Articles of Incorporation (the "Articles") of the Company, as certified by the Department of Assessments and Taxation of the State of Maryland on December 13, 1999 and by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

         5. The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

         6. Resolutions of the Board of Directors of the Company adopted by unanimous written consent on July 20, 1999, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to, among other things, the issuance and sale of the Shares and arrangements in connection therewith.

         In our examination of the aforesaid certificates, documents and agreements, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed that the Shares were not issued in violation of the ownership limit contained in the Articles. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

         This opinion letter is based as to matters of law solely on the Maryland General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term "Maryland General Corporation Law, as amended" includes the statutory provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.

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Board of Directors
December 23, 1999
Page 3


         Based upon, subject to and limited by the foregoing, we are of the opinion that, assuming that at the time the Shares were issued, the Company received the consideration therefor specified in the Merger Agreement and in the resolutions of the Board of Directors referred to in Paragraph 6 above, the Shares are validly issued, fully paid, and nonassessable.

         This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

         We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we a re an "expert" within the meaning of the Securities Act of 1933, as amended.


                                               Very truly yours,


                                               HOGAN & HARTSON L.L.P.




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